As filed with the Securities and Exchange Commission on December 2, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Equity Investment Life Holding Company
(Exact name of registrant as specified in charter)

Iowa	42-1447959
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)

American Equity Investment Life Holding Company
2013 Director Equity and Incentive Plan
(Full title of the plan)

John M. Matovina
Chief Executive Officer and President
6000 Westown Parkway
West Des Moines, Iowa 50266
(515) 221-0002
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Shilpi Gupta
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, par value $1 per share	116,500 shares	$21.13	$2,461,645	$286

(1)
This registration statement registers the issuance of 116,500 shares of common stock, par value $1 per share, of American Equity Investment Life Holding Company (the “Registrant”) which are still issuable pursuant to the Registrant’s 2013 Director Equity and Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount of additional securities as may result from anti-dilution adjustments under the Plan and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average high and low prices per share of common stock as reported on the New York Stock Exchange on November 28, 2016.

(4)
Calculated pursuant to Section 6(b) of the Securities Act by multiplying 0.0001159 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.  The documents containing the information required by Part I will be delivered to the participants in the American Equity Investment Life Holding Company 2013 Director Equity and Incentive Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by American Equity Investment Life Holding Company (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 10, 2016;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 9, 2016;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on November 9, 2016

•	the Registrant’s Current Report on Form 8-K, dated March 10, 2016, filed on March 11, 2016;

•	the Registrant’s Current Report on Form 8-K, dated April 4, 2016, filed on April 5, 2016;

•	the Registrant’s Current Report on Form 8-K, dated April 11, 2016, filed on April 12, 2016;

•	the Registrant’s Current Report on Form 8-K, dated June 2, 2016, filed on June 8, 2016;

•	the Registrant’s Current Report on Form 8-K, dated June 15, 2016, filed on June 16, 2016;

•	the Registrant’s Current Report on Form 8-K, dated June 29, 2016, filed on July 1, 2016;

•	the Registrant’s Current Report on Form 8-K, dated August 1, 2016, filed on August 1, 2016;

•	the Registrant’s Current Report on Form 8-K, dated September 30, 2016, filed on October 3, 2016; and

•
the description of the Registrant’s common stock, which is contained in the Registrant’s registration statement on Form 8-A filed on November 26, 2003 (File No. 001-31911) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules) shall be deemed to be incorporated by reference into this prospectus. The most recent information that the Registrant files with the Commission automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the Commission.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock, par value $1 per share, offered hereby will be passed upon for the Registrant by Renee D. Montz, Executive Vice President, General Counsel and Corporate Secretary of the Registrant.  Ms. Montz owns shares of the Registrant’s common stock, beneficially and as a participant in various employee benefit plans and holds shares of restricted stock and restricted stock units.

The consolidated financial statements and financial statement schedules of American Equity Investment Life Holding Company and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses an opinion that American Equity Investment Life Holding Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to inadequate controls over implementation of changes to the calculation of lifetime income benefit reserves has been identified and included in management’s assessment.

Item 6.	Indemnification of Directors and Officers.

Section 490.202 of the Iowa Business Corporation Act (the “IBCA”) provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or failure to take action, as a director, provided that the provision does not eliminate or limit the liability of a director for: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; or (4) an intentional violation of criminal law. Further, Section 490.851 of the IBCA provides that a corporation may indemnify its directors party to a proceeding against liability incurred in the proceeding by reason of such person serving in the capacity of director, subject to specified standards being met and subject to certain exclusions.  In addition, Section 490.852 of the IBCA provides mandatory indemnification of reasonable expenses incurred by a director who is wholly successful in defending any action in which the director was a party because the director is or was a director of the corporation. A director who is a party to a proceeding because the person is a director may also apply for court-ordered indemnification and advance of expenses under Section 490.854 of the IBCA.

Section 490.853 of the IBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if the director meets certain conditions.

Under Section 490.856 of the IBCA, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as a director. In addition, if the person is an officer but not a director, further indemnification may be provided by the corporation’s articles of incorporation, the bylaws, a resolution of the board of directors or contract, subject to certain exclusions. Such indemnification is also available to an officer who is also a director if the basis on which the officer is made a party to a proceeding is an act or omission solely as an officer.

The Registrant’s amended articles of incorporation provide that its directors will not be liable to the Registrant or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) intentional infliction of harm on the Registrant or its shareholders; (3) a violation of Section 490.833 of the IBCA, which relates to liability for unlawful distributions; and (4) an intentional violation of criminal law.

The Registrant’s amended articles of incorporation also provide that each of its current and former directors who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Registrant or is or was serving at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law, except liability for: (1) a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Registrant or its shareholders; (3) an unlawful distribution to shareholders; and (4) an intentional violation of criminal law. In addition to such indemnification, any such director and any officer are entitled to have any expenses reasonably incurred in defending any such proceeding or any similar proceeding against any officer in advance of its final disposition paid directly by the Registrant to the fullest extent permitted by applicable law.

The Registrant’s bylaws also provide indemnification to its directors on the same terms as the indemnification provided in the Registrant’s amended articles of incorporation. The Registrant’s bylaws also provide for advances of expenses to its directors and officers on the same terms as provided in the Registrant’s amended articles of incorporation. The indemnification provisions of the Registrant’s bylaws are not exclusive of any other right which any person seeking indemnification may have or acquire under any statute, the Registrant’s amended articles of incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.

As permitted by and in accordance with Section 490.857 of the IBCA, the Registrant maintains insurance coverage for its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs for indemnification of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Articles of Incorporation, including Articles of Amendment (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Registration Statement on Form 10 filed on July 22, 1999, File No. 000-25985)

4.2	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the period ended June 30, 2000 filed on August 14, 2000, File No. 000-25985)

4.3
Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed on October 20, 2003, File No. 333-108794)

4.4	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-3 filed on January 15, 2008, File No. 333-148681)

4.5	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 to Form 10-Q for the period ended June 30, 2011 filed on August 5, 2011, File No. 001-31911)

4.6	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed on September 2, 2008, File No. 001-31911)

5.1	Opinion of Renee D. Montz, Executive Vice President, General Counsel and Corporate Secretary of American Equity Investment Life Holding Company*

23.1	Consent of KPMG LLP*

23.2	Consent of Renee D. Montz (contained in Exhibit 5.1)*

24.1	Powers of Attorney of certain officers and directors (included on the signature page of the registration statement)*

99.1
American Equity Investment Life Holding Company 2013 Director Equity and Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s quarterly report on Form 10-Q filed on August 8, 2013)

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on December 2, 2016.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ John M. Matovina
Name:	John M. Matovina
Title:	Chief Executive Officer and President

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Matovina, Chief Executive Officer and President and Renee D. Montz, Executive Vice President, General Counsel and Corporate Secretary, and each of them, as attorneys-in-fact, for him or her and in his or her name, place and stead, in any and all capacities, so long as such individual remains an executive officer of the Company, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement, and (ii) any registration statement of the type contemplated by Rule 462 promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 2, 2016.

Signature	Title

/s/ John M. Matovina	Chief Executive Officer, President and Director
John M. Matovina	(Principal Executive Officer)

/s/ Ted M. Johnson	Chief Financial Officer and Treasurer
Ted M. Johnson	(Principal Financial Officer)

/s/ Scott A. Samuelson	Vice President – Controller
Scott A. Samuelson	(Principal Accounting Officer)

/s/ David J. Noble	Chairman and Director
David J. Noble

/s/ Joyce A. Chapman	Director
Joyce A. Chapman

/s/ Alexander M. Clark	Director
Alexander M. Clark

/s/ James M. Gerlach	Director
James M. Gerlach

/s/ Robert L. Howe	Director
Robert L. Howe

/s/ William R. Kunkel	Director
William R. Kunkel

/s/ Alan D. Matula	Director
Alan D. Matula

/s/ David S. Mulcahy	Director
David S. Mulcahy

/s/ Gerard D. Neugent	Director
Gerard D. Neugent

/s/ Debra J. Richardson	Director
Debra J. Richardson

/s/ A.J. Strickland, III	Director
A.J. Strickland, III

/s/ Harley A. Whitfield, Sr.	Director
Harley A. Whitfield, Sr.

EXHIBIT INDEX

Exhibit No.	Description
4.1
Articles of Incorporation, including Articles of Amendment (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Registration Statement on Form 10 filed on July 22, 1999, File No. 000-25985)

4.2	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form 10-Q for the period ended June 30, 2000 filed on August 14, 2000, File No. 000-25985)

4.3
Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed on October 20, 2003, File No. 333-108794)

4.4	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-3 filed on January 15, 2008, File No. 333-148681)

4.5	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 to Form 10-Q for the period ended June 30, 2011 filed on August 5, 2011, File No. 001-31911)

4.6	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed on September 2, 2008, File No. 001-31911)

5.1	Opinion of Renee D. Montz, Executive Vice President, General Counsel and Corporate Secretary of American Equity Investment Life Holding Company*

23.1	Consent of KPMG LLP*

23.2	Consent of Renee D. Montz (contained in Exhibit 5.1)*

24.1	Powers of Attorney of certain officers and directors (included on the signature page of the registration statement)*

99.1
American Equity Investment Life Holding Company 2013 Director Equity and Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s quarterly report on Form 10-Q filed on August 8, 2013)

* Filed herewith